Company Contact:	Investor Relations Contact:
Senesco Technologies, Inc.	Lippert/Heilshorn & Associates, Inc.
Jack Van Hulst	Anne Marie Fields
Chief Executive Officer	(afields@lhai.com)
(jvanhulst@senesco.com)	(212) 838-3777
(732) 296-8400

SENESCO NAMES BIOPHARMACEUTICAL EXECUTIVE DR.
LESLIE BROWNE AS PRESIDENT AND CEO

NEW BRUNSWICK, N.J. (May 24, 2010) – Senesco Technologies, Inc. ("Senesco" or the "Company") (NYSE Amex: SNT) today announced that Leslie J. Browne, Ph.D., an accomplished executive in biopharmaceutical drug development and clinical research, has been named President and Chief Executive Officer of the Company, effective May 25, 2010.  Dr. Browne, age 60, succeeds Jack van Hulst, who has served as Senesco’s CEO since November 2009 and remains a Director of the Company.

Dr. Browne has more than 30 years of experience in the pharmaceutical industry across multiple disciplines including R&D, operations and business development.  Most recently he was President and CEO of Phrixus Pharmaceuticals, where he raised venture funding for the company’s Phase II clinical trial in heart failure.  Previously he was President, CEO and a Director of Pharmacopeia (now part of Ligand Pharmaceuticals), where he helped transform the company into a clinical stage biopharmaceutical company with multiple development programs, and raised more than $120 million from corporate collaborations and institutional investors.

Dr. Browne also held key positions at Berlex/Schering AG, including Corporate Vice President, Berlex Laboratories, and President of Schering Berlin Venture Corporation. Earlier he was with Ciba-Geigy (now part of Novartis), where he contributed to the discovery of Fadrozole®, and was closely involved in the discoveries of Femara® and Diovan®, which became major products for Novartis. Dr. Browne recently served as a Director of Genelabs Technologies, which was sold to GlaxoSmithKline, and was Chairman of the New Jersey Technology Council.

Harlan Waksal, M.D., Chairman of the Board of Senesco, will introduce Dr. Browne at the Company’s Annual Meeting of Shareholders being held on Tuesday May 25, 2010 in New York City.  Commenting on the appointment, Dr. Waksal stated, “We welcome Dr. Browne to the Senesco team, and are confident his vast professional experience will be a strong asset as we build a leading biopharmaceutical company.  His skills will be valuable as we translate the expertise we’ve developed with our proprietary gene-regulating platform technology to develop and commercialize a pipeline of drug candidates to address unmet medical needs in oncology and inflammatory diseases.”

Dr. Waksal added, “We are especially grateful to Jack van Hulst for the excellent job he has done during this transition period.  Under his leadership we have streamlined the Company, focused its clinical strategy on human healthcare and, importantly, retired the Company’s primary debt and raised $11 million in funding to advance its business plan.  We thank him for his service and commitment, and look forward to his continued contribution as a valued member of our Board.”

"Senesco has an exciting and unique gene-regulating platform technology,” commented Dr. Browne.  “I look forward to working with the Senesco team to maximize the value of their work to date on SNS-01 in multiple myeloma, and to pursue a variety of additional medical applications.  My immediate focus will be to advance this promising lead candidate into human clinical development and to expand the awareness of Senesco’s powerful platform technology."

Dr. Browne's academic background includes a National Institutes of Health postdoctoral fellowship at Harvard University under the direction of Nobel laureate Prof. R. B. Woodward, a Ph.D. in Organic Chemistry from the University of Michigan, Ann Arbor, and a Bachelor of Science with Honors from Strathclyde University, Glasgow, Scotland.  He is named on 13 U.S. patents and has authored more than 20 scientific articles.

About Senesco Technologies, Inc.

Senesco Technologies is leveraging proprietary technology that regulates cell death, or apoptosis.  Accelerating apoptosis may have application in treating cancer, while delaying apoptosis may have application in certain inflammatory and ischemic diseases.  The Company is preparing to initiative a human clinical trial in multiple myeloma with its lead therapeutic SNS-01.  Senesco also has partnered with leading-edge companies engaged in agricultural biotechnology, and earns research and development fees for applying its gene-regulating platform technology to enhance its partners’ products.

Certain statements included in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual results could differ materially from such statements expressed or implied herein as a result of a variety of factors, including, but not limited to: the ability of the Company to consummate additional financings; the development of the Company’s gene technology; the approval of the Company’s patent applications; the successful implementation of the Company’s research and development programs and joint ventures; the success of the Company's license agreements; the acceptance by the market of the Company’s products; success of the Company’s preliminary studies and preclinical research; competition and the timing of projects and trends in future operating performance, the Company’s ability to meet its funding milestones under its financing transaction, the Company’s ability to continue to comply with the continued listing standards of the AMEX, as well as other factors expressed from time to time in the Company’s periodic filings with the Securities and Exchange Commission (the "SEC").  As a result, this press release should be read in conjunction with the Company’s periodic filings with the SEC.  The forward-looking statements contained herein are made only as of the date of this press release, and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

#   #   #